UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 20, 2008
PATRICK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3922	35-1057796

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Patrick Industries, Inc. (the “Company”) has entered into a First Amendment and Waiver (the “Amendment”) effective March 20, 2008, amending the Company’s Credit Agreement dated as of May 18, 2007, among Patrick Industries, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A. (the “Credit Agreement”).

The Credit Amendment contains a covenant in Section 6.8 that requires the Company to meet specified maximum leverage ratios for computation periods of four consecutive fiscal quarters ending on the last day of any fiscal quarter. The maximum leverage ratio is the ratio of the aggregate outstanding amount of indebtedness to consolidated EBITDA for any such period (as these terms are defined in the Credit Agreement and the Amendment). The parties to the Amendment have agreed on adjustments to the maximum leverage ratios for the computation periods ending March 31, 2008 through December 31, 2009 and thereafter. In addition, the lenders have agreed to waive any Event of Default (as defined in the Credit Agreement) resulting from the Company’s failure to comply with the maximum leverage ratios for the computation period ended December 31, 2007. Certain definitions contained in the Credit Agreement were also amended.

The following summary of the Amendment is qualified in its entirety by the text of the Amendment, which is attached to this Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	First Amendment and Waiver, as of March 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.

(Registrant)

DATE March 26, 2008	BY	/s/ Andy L. Nemeth

Andy L. Nemeth
Executive Vice President – Finance
Secretary-Treasurer, and Chief Financial Officer